Exhibit 1.02

FORM OF BIDDING RULES AGREEMENT

Bidding Rules Agreement dated as of April 20, 2007 among Google Inc., a corporation organized under the laws of Delaware (“Google”), Morgan Stanley & Co. Incorporated, as Auction Manager and Bidder, Citigroup Global Markets Inc., as Warrant Agent and Bidder, and Credit Suisse Securities (USA) LLC and UBS Securities LLC, as Bidders (the “Bidding Rules Agreement”).

WITNESSETH THAT:

WHEREAS, Google has created a program whereby Eligible Employees of Google may sell certain transferable, vested employee stock options via a web-based auction system (the “Transferable Stock Option Program”);

WHEREAS, Google has appointed Morgan Stanley & Co. Incorporated to act as initial auction manager of the Transferable Stock Option Program (in such capacity, the “Auction Manager”) pursuant to the Development, Hosting and License Agreement dated as of April 20, 2007 between Google and Morgan Stanley & Co. Incorporated;

WHEREAS, Google wishes to appoint Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC to bid on and purchase Transferable Stock Options offered for sale under the Transferable Stock Option Program; and

WHEREAS, the parties wish to set forth certain rules and procedures governing the web-based auction process.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Warrant Agreement dated as of April 20, 2007 among Google, Citigroup Global Markets Inc., as Warrant Agent, and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Management LLC, and UBS AG, London Branch, as Warrantholders (the “Warrant Agreement”) has the meaning assigned to such term in the Warrant Agreement.

SECTION 2. Authorization of Initial Bidders. Google hereby authorizes each of Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC (the “Bidders”), to bid for and purchase Transferable Stock Options under the Transferable Stock Option Program, subject to the terms and conditions set forth herein and in the Distribution Agreement dated as of April 20, 2007 among Google, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC (the “Distribution Agreement”).

SECTION 3. Compliance with Bidding Rules. Each Bidder agrees to comply with the rules of the Transferable Stock Option Program set forth in Exhibit A hereto (the “Bidding Rules”), as amended from time to time pursuant to Section 8.

SECTION 4. Exercises of Transferable Stock Options Previously Sold under the Transferable Stock Option Program. If an Eligible Employee who has sold a Transferable Stock Option under the Transferable Stock Option Program exercises or attempts to exercise the same Transferable Stock Option, the sale shall not be affected by the exercise or attempted exercise, and the Warrant Agent shall, upon becoming aware that such Transferable Stock Option was also sold, (i) immediately unwind the exercise of such Transferable Stock Option, (ii) facilitate the return to Google of any Shares, securities or other property received by such Eligible Employee as a result of the exercise or attempted exercise and (iii) facilitate the return to such Eligible Employee of the exercise price, if any, paid to Google.

SECTION 5. Designation of Affiliates. Subject to compliance with all applicable securities laws, a Bidder may designate any of its Affiliates that is a party to the Warrant Agreement to be designated as the Warrantholder with respect to any Transferable Stock Options purchased by such Bidder under the Transferable Stock Option Program. If such Affiliate pays the purchase price of such Warrants to the Auction Manager within the time period required under the Bidding Rules, the relevant Bidder shall be discharged of its obligation to pay such amount to the extent of such performance.

SECTION 6. Notices. All communications hereunder will be in writing and effective only on receipt, and if sent to Google, will be mailed, delivered or faxed and confirmed to it at:

Google Inc.

1600 Amphitheater Parkway

Mountain View, CA 94043

Attention: Chief Financial Officer

With a copy to (which shall not constitute notice):

Google Inc.

1600 Amphitheater Parkway

Mountain View, CA 94043

Attention: General Counsel

if sent to Morgan Stanley & Co. Incorporated, will be mailed, delivered or faxed and confirmed to it at:

Morgan Stanley & Co. Incorporated

1585 Broadway

5th Floor

New York, NY 10036

With copies to:

Morgan Stanley & Co. Incorporated

Legal and Compliance Division

1221 Avenue of the Americas

40th Floor

New York, NY 10020

Morgan Stanley & Co. Incorporated

1585 Broadway

5th Floor

New York, NY 10036

if sent to Citigroup Global Markets Inc., will be mailed, delivered or faxed and confirmed to it at:

Citigroup Global Markets Inc.

390 Greenwich Street, 5th Floor

New York, NY 10013

Attention: Corporate Equity Derivatives

With copies to:

Citigroup Global Markets Inc.

388 Greenwich Street, 17th Floor

New York, NY 10013

Attention: Capital Markets Legal Dept.

Citigroup Global Markets Inc.

250 West Street, 11th Floor

New York, NY 10013

Attention: Control Group

if sent to Credit Suisse Securities (USA) LLC, will be mailed, delivered or faxed and confirmed to it at:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

With a copy to:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010-3629

Attention: LCD-IBD

if sent to UBS Securities LLC, will be mailed, delivered or faxed and confirmed to it at:

UBS AG, London Branch

c/o UBS Securities LLC

299 Park Avenue

New York, NY 10171

With a copy to:

Equities Legal Department

677 Washington Boulevard

Stamford, CT 06901

and:

Equities Volatility Trading

677 Washington Boulevard

Stamford, CT 06901

SECTION 7. Authorization of Additional Bidders. At any time and from time to time in its sole discretion, Google may authorize other broker-dealers registered under the Exchange Act to act as Bidders hereunder and under the Distribution Agreement on the same terms and conditions as are then applicable to the then authorized Bidders. To effect such authorization, Google may amend this Bidding Rules Agreement to add other Bidders without the consent of any other party hereto. Upon being authorized to act as a Bidder hereunder, such Bidder shall also execute a counterpart of the Distribution Agreement, and such Bidder or an Affiliate of such Bidder shall execute a counterpart of the Warrant Agreement.

SECTION 8. Amendment. Except as contemplated in Section 7, the parties hereto may only amend this Bidding Rules Agreement, including the Bidding Rules, with the written consent of all parties.

SECTION 9. Termination. Google may terminate this Bidding Rules Agreement in whole or as to any Bidder and any Bidder may terminate this Bidding Rules Agreement as to such Bidder, in each case, at any time by giving written notice of such termination to the other parties hereto not less than three Exchange Business Days prior to the effective date of such notice. Any such termination shall be without prejudice to any rights, obligations or liabilities of the parties hereto accrued or incurred prior to such termination. If this Bidding Rules Agreement is terminated in whole or with respect to one or more Bidders, all obligations of any party with respect to any Transferable Stock Options that have been purchased by such Bidder or Bidders under the Transferable Stock Option Program shall survive.

SECTION 10. Successors. This Bidding Rules Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and no other person shall have any right or obligation hereunder.

SECTION 11. No Third Party Beneficiaries. No provision of this Bidding Rules Agreement shall create any third party beneficiary or other rights in any person other than Google, the Bidders and the Bidders’ Affiliates.

SECTION 12. Governing Law. This Bidding Rules Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 13. Counterparts. This Bidding Rules Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 14. Effectiveness. This Bidding Rules Agreement shall become effective as to any Bidder when Google, the Auction Manager and the Warrant Agent shall have received a counterpart hereof signed by Google and such Bidder.

IN WITNESS WHEREOF, the parties hereto have caused this Bidding Rules Agreement to be duly executed as of the date first above written.

GOOGLE INC.

By:
Name:
Title:

MORGAN STANLEY & CO. INCORPORATED, as Auction Manager and Bidder

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Warrant Agent

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., as Bidder

By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC, as Bidder

By:
Name:
Title:

UBS SECURITIES LLC, as Bidder

By:
Name:
Title:

EXHIBIT A

BIDDING RULES

Unless otherwise specifically defined herein, each term used herein that is defined in the Warrant Agreement dated as of April 20, 2007 among Google, Citigroup Global Markets Inc., as Warrant Agent, and Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Credit Suisse Management LLC, and UBS AG, London Branch, as Warrantholders (the “Warrant Agreement”) has the meaning assigned to such term in the Warrant Agreement.

1.	Terms of the Transferable Stock Options.

a. Transferable Stock Options granted by Google under the 2004 Stock Plan (i) with an expiration date of greater than two years shall be amended under the Warrant Agreement to have an Expiration Date that is two years from the Issue Date and (ii) with an expiration date of less than two years but greater than six months shall be amended under the Warrant Agreement to have an Expiration Date that is closest to the expiration date for such Transferable Stock Option but that is less than the remaining life of such Transferable Stock Option and a multiple of six months from the Issue Date.

b. Employee stock options granted by Google under the 2004 Stock Plan with an expiration date of less than six months may not be sold under the Transferable Stock Option Program.

c. Other terms of the Transferable Stock Options that have been purchased by a Bidder shall be amended as provided in the Warrant Agreement; provided that the initial exercise price and the initial warrant entitlement of a Warrant will be the same as the exercise price and option entitlement of the related Transferable Stock Option.

2.	Submission of Orders by Eligible Employees.

a. Eligible Employees may submit Orders (as defined below) to sell Transferable Stock Options at any time during a Trading Window. Orders submitted between the hours of 4:00 p.m. New York City time on an Exchange Business Day and 8:30 a.m. New York City time on the following Exchange Business Day shall be listed as for sale on the web-based auction system managed by the Auction Manager (the “Auction System”) by 9:30 a.m. on such following Exchange Business Day; provided that such Exchange Business Day occurs during a Trading Window (as defined below).

b. Eligible Employees may submit Orders to sell Transferable Stock Options in the form of a Market Order or Limit Order. An Eligible Employee may designate an expiration date for a Limit Order to be at 4:00 p.m. on any Exchange Business Day or as of the scheduled end of the current Trading Window.

c. An Eligible Employee may cancel any Order prior to the matching of a Bidder’s Bid to such Order by the Auction System.

d. An Eligible Employee may sell between 1 and 1,000 Transferable Stock Options with a given exercise price and maturity per Order and may sell greater than 1,000 Transferable Stock Options across Orders.

“Market Order” means an order (i) submitted by an Eligible Employee to the Auction System to automatically sell one or more Transferable Stock Options owned by such Eligible Employee at the price determined by the Auction System at the time such order is received, provided that the highest Bid is greater than the intrinsic value of the Transferable Stock Option and (ii) for the sale of between 1 and 1,000 Transferable Stock Options with a given exercise price and maturity.

“Limit Order” means an order (i) submitted by an Eligible Employee to the Auction System to sell one or more Transferable Stock Options owned by such Eligible Employee at a minimum price specified by the Eligible Employee that is greater than $0 and is a multiple of $0.01 (the “Limit Price”) and (ii) for the sale of between 1 and 1,000 Transferable Stock Options with a given exercise price and maturity.

“Order” means a Market Order or a Limit Order.

“Trading Window” means the period of time other than an Earnings Blackout Period or an Unscheduled Blackout Period (as each term is defined in the Distribution Agreement).

“Bid” means a bid for a Transferable Stock Option submitted to the Auction System by a Bidder under the Transferable Stock Option Program.

3.	Obligations of Bidders.

a. Bidders shall submit Bids for all Transferable Stock Options available for sale on a continuous basis (which will be refreshed by the Auction System at least once per second) between 9:30 a.m. and 4:00 p.m. New York City time on each Exchange Business Day during a Trading Window, unless they are prevented from doing so due to technological or systems malfunctions or due to regulatory or internal policy restrictions. Subject to applicable law, if a Bidder suspends bidding due to regulatory or internal policy restrictions, such Bidder shall promptly provide Google with notice of the specific regulation(s) and/or internal policy restrictions preventing such bidding.

b. Prior to the matching of a Bid to an Order by the Auction System, a Bidder may change its Bid by submitting a new Bid for Transferable Stock Options at such exercise price and maturity. A Bidder may send a follow up Bid for a given Order only after such Bidder has received a confirmation from the Auction System of the previous Bid submitted by such Bidder.

c. Each Bid must be (i) in an amount in USD of $0 or more that is a multiple of $0.05 and (ii) for a minimum of 1,000 Transferable Stock Options at a given exercise price and maturity. However, a Bidder may submit Bids of $0 for zero Transferable Stock Options.

d. At any time prior to the matching of a Bid to an Order by the Auction System a Bidder may cancel some or all of Bids that such Bidder has previously submitted and may cancel single Bids by submitting a Bid of $0 for zero Transferable Stock Options.

4.	Notification of Winning Bids

a. Upon the matching of a Bid to an Order by the Auction System, the Auction System shall promptly provide the winning Bidder and the Warrant Agent electronic notice of such sale and such notice shall include the identification number of the Bid that was matched with such Order, the number of Transferable Stock Options subject to such Order, their exercise price and maturity date (the “Execution Report”).

b. The Warrant Agent shall deliver to each Warrantholder periodic reports detailing the Warrants held by such Warrantholder as more fully described in the Warrant Agreement.

c. At the close of business on an Exchange Business Day for which a Bidder has purchased one or more Transferable Stock Options, the Auction Manager shall promptly provide such winning Bidder an electronic summary of the Transferable Stock Options purchased by such Bidder on such day along with wiring instructions. Such summary shall include with respect to Transferable Stock Options with a given maturity and exercise price, (i) the Transferable Stock Option identification number, (ii) the quantity of Transferable Stock Options, (iii) the purchase price, (iv) the Purchase Date, (v) the expected Issue Date, (vi) the Exercise Price and (vii) the Expiration Date.

d. Winning Bidders shall deliver the aggregate purchase price for all Transferable Stock Options that have the same Purchase Date to the Auction Manager by wire transfer of immediately available funds through Fed Wire and based on the delivery instruction in the electronic notification as described in (c) above not later than 5:00 p.m. New York time on the third Exchange Business Day following such Purchase Date.

5.	Procedure

a. The Auction System processes Bids and Orders between 9:30 a.m. and 4:00 p.m. New York City time on each Exchange Business Day during a Trading Window, provided that the Shares are trading on the Exchange (the “Auction Period”).

b. All Bids shall be automatically canceled at 4:00 p.m. New York City time on each Exchange Business Day.

c. Bidders may begin submitting Bids to the Auction System at 8:30 a.m. New York City time on each Exchange Business Day during a Trading Window. Any Bids submitted between 4:00 p.m. New York City time on an Exchange Business Day and 8:30 a.m. New York City time on the immediately following Exchange Business Day or on any Exchange Business Day that does not occur during a Trading Window will be rejected and the Auction System will send electronic notification to the related Bidder of any such rejection.

d. If a Bidder submits more than one Bid per second during the Auction Period, such excess Bids will be rejected by the Auction System and the Auction System will send an electronic notification of such rejection to such Bidder.

e. The Auction System shall process Orders (for a specific exercise price and maturity date) on a first-in, first-out basis for both Market Orders and Limit Orders. If a Bidder wins an auction for a particular Order of Transferable Stock Options with a given exercise price and maturity date, the number of such Transferable Stock Options that are the subject of an outstanding Bid by such Bidder shall be reduced by the number of such Transferable Stock Options that such Bidder won. The new Bid of such Bidder will be automatically updated to reflect the reduced number of Transferable Stock Options that are the subject of such Bid.

f. If there is a Bid that is greater than $0 and for a quantity of Transferable Stock Options that is greater than zero but less than the quantity of Transferable Stock Options that are the subject of an Order, the Auction System will wait for 5 seconds for such Bid to be updated. After such 5 seconds have expired, the Auction System will remove such Bid and the Auction will proceed, provided that all other conditions for such Auction have been met.

g. The highest Bid wins. If tie Bids occur, the Order shall be split pro-rata among the winning Bidders and any remaining Transferable Stock Options after such division will be awarded randomly to Bidders.

h. An auction will be processed at the highest Bid only if such price is above the intrinsic value of the Transferable Stock Option.

i. The sale of Transferable Stock Options subject to Limit Orders is not guaranteed if Bids for such Limit Orders reach the Limit Price and the Bids at that Limit Price expire before all Limit Orders at such Limit Price are filled.

j. Each Bidder is prevented through the Auction System from accumulating more than 10,000 Transferable Stock Options per second.

k. If the Auction System detects problems with a Bidder’s connectivity to the Auction System, all Bids of such Bidder will be automatically cancelled.

l. On the last Exchange Business Day of the Trading Window, the Auction Period will end at 3:00 p.m. New York City time.

m. At any time Google may, in its sole discretion, instruct Bidders that the Transferable Stock Option Program has been suspended for any period of time or permanently in accordance with the Distribution Agreement, in which case the Auction System will shut down immediately and all Bids will be automatically cancelled.

n. If the Auction System fails for any reason, all Bids will be automatically cancelled.

o. The Auction Manager may cancel any Bid after such Bid has been matched to an Order in the event that it determines, in its sole discretion, that there was an obvious error or disruption in any of the following at the time the Bid was matched to such Order; provided that such error or disruption resulted in the execution of the Order at a clearly erroneous price:

(i) the operation of the Auction System,

(ii) the operation of the market on which the Shares are traded, or

(iii) the inputs utilized by the winning Bidder in the calculation of its Bid.

6.	Conditions for Auction to Proceed

a. The Shares must be trading on the Exchange.

b. There must be at least two Bidders that have submitted Bids, each for a minimum of 1,000 Transferable Stock Options of a certain exercise price and maturity, and at least one Bidder must have submitted a Bid over $0 for such Transferable Stock Options.

c. If a Bidder’s Bid is the highest or second highest Bid for Transferable Stock Options of a given exercise price and maturity, but such Bid is for fewer Transferable Stock Options than an Order, the auction will not proceed until such Bidder has refreshed its Bid to the 1,000 minimum.